Exhibit 99.5

Report of Management on Compliance

January 21, 2005

We, as members of management of Target National Bank, as servicer (“TNB”), are responsible for complying with the administration and servicing requirements of Article III, Article IV and Section 8.8 of the Amended and Restated Pooling and Servicing Agreement, dated as of April 28, 2000 (as amended, the “Pooling and Servicing Agreement”) and the applicable provisions of the Series 2001-1 Supplement, dated as of August 22, 2001, and the Series 2002-1 Supplement, dated as of July 2, 2002 (together, the “Supplements”) to the Target Credit Card Master Trust as set forth in Exhibit A.  We also are responsible for establishing and maintaining effective internal control over compliance with the administration and servicing requirements of Article III, Article IV and Section 8.8 of the Pooling and Servicing Agreement and the applicable provisions of the Supplements, insofar as such articles, section and provisions relate to accounting matters.  We have performed an evaluation of TNB’s compliance with the requirements of the administration and servicing requirements of Article III, Article IV and Section 8.8 of the Pooling and Servicing Agreement and the applicable provisions of the Supplements as set forth in Exhibit A, as of January 1, 2005 and for the fiscal year then ended.  Based on this evaluation, we assert that for the fiscal year ended January 1, 2005, TNB complied, in all material respects, with the administration and servicing requirements of Article III, Article IV and Section 8.8 of the Pooling and Servicing Agreement and the applicable provisions of the Supplements, as set forth in Exhibit A.

Very truly yours,

/s/ Terrence J. Scully
Terrence J. Scully
President, TNB

/s/ Thomas A. Swanson
Thomas A. Swanson
Vice President and Cashier, TNB

Exhibit 99.5

Exhibit A

Servicing Standards

Management of the Bank identified the following standards which are, in management’s opinion, applicable to servicing credit card receivables and consistent with the applicable provisions of Article III, Article IV and Section 8.8 of the Amended and Restated Pooling and Servicing Agreement, dated as of April 28, 2000 (as amended, the “Pooling and Servicing Agreement”) and the Series 2001-1 Supplement, dated as of August 22, 2001, and the Series 2002-1 Supplement, dated as of July 2, 2002 to the Target Credit Card Master Trust (the Agreements).

I.          Finance Charges

1.     Finance charges are calculated in accordance with the applicable cardholder agreements based on cardholder average daily balances.

2.     Finance charges are accurately reflected on the customers’ monthly billing statements.

II.        Investor Accounting and Reporting

1.     The monthly certificateholders’ statements are prepared and sent to investors or trustees on a monthly basis.

2.     The monthly certificateholders’ statements shall reconcile to the servicers’ accounting records.

3.     The monthly certificateholders’ statements are mathematically accurate and are prepared in accordance with the applicable provisions of the Agreement

Exhibit 99.5

III.       Accounting

1.     The servicing entity’s records of individual credit card receivable balances shall agree with, or reconcile to, the records of debtors with respect to the unpaid principal balance.

IV.       Write-Offs

1.     Write-offs of cardholder balances shall be completed within the applicable Office of the Comptroller of the Currency regulations and accounting principles generally accepted in the United States.